Exhibit 99.1

FOR IMMEDIATE RELEASE November 26, 2019 MEDIA CONTACT: Frederick Solomon 703-903-3861 Frederick_Solomon@FreddieMac.com

Mark H. Bloom to Join Freddie Mac Board of Directors

McLean, Va. – Freddie Mac (OTCQB: FMCC) today announced that Mark H. Bloom has been elected to its Board of Directors effective November 25, 2019. Currently, Bloom is Global Chief Technology Officer and a member of the Management Board of Aegon N.V., a multinational life insurance, pensions, and asset management company.

“By virtue of his long career at the intersection of finance, technology, and risk management, Mark Bloom brings valuable expertise to Freddie Mac’s Board,” said Sara Mathew, non-executive chair of Freddie Mac’s Board of Directors. “We welcome this highly qualified new member, whose decades of experience will allow him to play a leadership role on our Compensation & Human Capital and Risk Committees.”

Before joining Aegon, Bloom held various positions at Citigroup, Inc. from 2007 to 2016, including Managing Director, Head of Global Consumer Technology Delivery Services, where he was responsible for digital, data, and operations technology solutions and innovations. Prior to that, Bloom held positions at JPMorgan Chase & Company from 2001 to 2007, including Senior Vice President, Chase Home Financial Technology, and he was Senior Vice President, eBusiness Solutions at CACI International, Inc. from 1999 to 2001.

Bloom earned a Bachelor of Science in Computer Engineering and Mathematics from Bucknell University, a Master of Science in Electrical Engineering from Virginia Polytechnic Institute and State University, and a Master of Business Administration in International Business at Georgetown University.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac, and Freddie Mac’s blog FreddieMac.com/blog.

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